Exhibit 2.1

STOCK SALE AND PURCHASE AGREEMENT

THIS STOCK SALE AND PURCHASE AGREEMENT (this “Agreement”) dated as of January 12, 2022 made and entered into by and among Ham and Cheese Events LLC, a Texas limited liability company with a principal place of business located at 5560 Oak Bend Trail, Prosper, TX 75078 (“Buyer”) and Bruce Randall and Karen Randall, each an individual with an address of PO Box 2398 Canovanas PR 00729 (each a “Seller” and collectively the “Sellers”). Buyer and the Sellers are referred to herein as the “Parties” and each a “Party”.

RECITALS

A. Sellers collectively own One Thousand ($1,000) shares of common stock of Windy of Chicago LTD, an Illinois corporation (the “Company”), which represents all the issued and outstanding common stock of the Company (the “Company Stock”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Sellers, the Company Stock upon the terms and conditions set forth in this Agreement.

C. In connection with the transactions contemplated by this Agreement, the Parties and/or their affiliates are also entering into the following agreements on or about the date thereof: (1) that certain Vessel Purchase and Sale Agreement by and between Buyer and Tall Ship Adventures of Chicago, Inc., an Illinois corporation (“Tall Ship Adventures”) for the purchase by Buyer and the sale by Tall Ship Adventures of the vessel Windy (the “Windy Purchase Agreement”); and (2) that certain operating lease for the use of the vessel Windy by and between the Company as Lessee and Tall Ship Adventures as Lessor (the “Windy Lease”); and (3) that certain Personal Guaranty of Scott Stawski and Hope Stawski (the “Personal Guaranty”) of the obligations due Sellers hereunder and of the obligations due under the Windy Purchase Agreement and the Windy Lease (collective the Personal Guaranty, the Windy Purchase Agreement and the Windy Lease are referred to herein as the “Windy Vessel Transaction Documents”).

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and agreements hereafter set forth and set forth in the Windy Vessel Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer, intending to be legally bound, do hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase of Company Stock. On and subject to the terms and conditions of this Agreement, effective as of the Closing Date, Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, the Company Stock for the consideration specified in Section 1.2 and upon the terms and conditions set forth in this Agreement.

Section 1.2 Purchase Price. The purchase price for the Company Stock (the “Purchase Price”) is One Hundred Thousand Dollars ($100,000.00). The Purchase Price shall be paid to the Sellers on the Closing Date via electronic funds transfer to the deposit account as directed in writing by Sellers.

Section 1.3 Closing Date. The closing shall occur on January 12, 2022, or such other date as the Parties hereto may agree to in writing (the “Closing Date”).

Section 1.4 Assets at Closing. Sellers agree that the assets identified in Addendum A attached hereto and incorporated herein by this reference shall be in the possession of the Company on the Closing Date.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANT

Section 2.1 Representations, Warranties and Covenants of Sellers. To induce Buyer to enter into and perform its obligations under this Agreement, Sellers hereby represent and warrant to Buyer, and covenant with Buyer, as follows:

Section 2.1.1 Authority and Capacity. Each Seller has all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by each Seller does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which such Seller is a party or by which such Seller is bound.

Section 2.1.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by each Seller and constitutes such Seller’s valid and binding agreement, enforceable against such Seller in accordance with and subject to its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally).

Section 2.1.3 Title to Shares. The Sellers are the lawful, record and beneficial owner of all of the Company Stock, free and clear of any liens, claims, agreements, charges, security interests and encumbrances whatsoever. The sale, conveyance, assignment, and transfer of the Company Stock in accordance with the terms of this Agreement transfers to Buyer legal and valid title to the Company Stock, free and clear of all liens, security interests, hypothecations or pledges.

Section 2.2 Representations, Warranties and Covenants of Buyer. To induce Sellers to enter into and perform their obligations under this Agreement, Buyer hereby represents and warrants to Sellers, and covenants with Sellers, as follows:

Section 2.2.1 Authority and Capacity. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state its formation. The Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which Buyer is a party or by which Buyer is bound.

Section 2.2.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes Buyer’s valid and binding agreement, enforceable against Buyer in accordance with and subject to its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally).

Section 2.2.3 Investment Representations. Buyer is acquiring the Company Stock from Sellers for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same within the meaning of the Securities Act of 1933, as amended.

Section 2.2.4 Solvency. Buyer is solvent and is able to pay its debts as they become due and has capital sufficient to carry on its business and all business in which it is about to engage. Buyer will not be rendered insolvent by the execution and delivery of this Agreement or the transactions set forth herein.

ARTICLE III

GRANT OF SECURITY INTEREST

As security for the prompt and full performance of the obligations due to Tall Ship Adventures pursuant to the Windy Vessel Transaction Documents and all other obligations of Buyer to Sellers, Tall Ship Adventures and/or any affiliates thereof, whether now in existence or hereafter created and whether joint, several, or both, primary, secondary, direct, contingent or otherwise, Buyer pledges, assigns and grants to Sellers a security interest and lien in and to the Company Stock (the “Stock Collateral”), all as further set forth in that certain Collateral Pledge of Capital Stock and Security Agreement dated on or about the date hereof (the “Stock Pledge Agreement”).

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent of Seller. The obligation of Sellers to sell the Company Shares pursuant to this Agreement and to otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

4.1.1	the execution and delivery by Buyer of the Windy Purchase Agreement;

4.1.2	the execution and delivery by Buyer of the Vessel Lease;

4.1.3	the execution and delivery by Buyer of the Stock Pledge Agreement; and

4.1.4	receipt of the closing deliveries of Buyer as set forth in Section 5.2.

Section 4.2 Conditions Precedent of Buyer. The obligation of Buyer to purchase the Company Shares pursuant to this Agreement and to otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

4.2.1	results satisfactory to Buyer in its reasonable discretion of a routine business background check including credit, lien and judgments for which Buyer has provided written acceptance of the results to Seller;

4.2.2	written acceptance by Navy Pier of the change in ownership of the Company pursuant to this Agreement;

4.2.3	the execution and delivery by Seller of the Windy Purchase Agreement;

4.2.4	Windy of Chicago LTD receiving approval for funding of an SBA EIDL facility;

4.2.5	the execution and delivery by Seller of the Vessel Lease; and

4.2.6	receipt of the closing deliveries of Seller as set forth in Section 5.1.

ARTICLE V

CLOSING DELIVERIES

Section 5.1 Closing Deliveries by Seller. At or prior to the Closing Date, Sellers shall deliver the following to Buyer:

5.1.1	a certificate signed by the Sellers attesting to (i) the matters set forth in Section 2.1; (ii) the charter documents of the Company; and (iii) a certificate of the Secretary of State of the State of Illinois as to the legal existence and good standing of the Company in Illinois;

5.1.2	a transfer and/or assignment of the stock certificates of the Company duly executed by the applicable Seller; and

5.1.3	resignation of the officers and directors of the Company.

Section 5.2 Closing Deliveries by Buyer. At or prior to the Closing Date, Buyer shall deliver the following to Sellers:

5.2.1	a certificate signed by Buyer attesting to (i) the matters set forth in Sections 2.2; (ii) the charter documents of the Company; (iii) resolutions of the Company authorizing the execution, deliver and performance of this Agreement; (iv) incumbency certificate; and (v) a certificate from the Secretary of State of the State of Texas as to the legal existence and good standing of the Company in Illinois; and

5.2.2	payment of the Purchase Price.

ARTICLE VI

CONDITIONS SUBSEQUENT

Sellers have agreed to the sale of the Company Stock as set forth herein in connection with and as partial consideration for the transactions contemplated by Windy Purchase Agreement. In the event the Windy Purchase Agreement is terminated for any reason, or Buyer does not accept or purchase the Vessel Windy pursuant to the terms thereof, Buyer agrees that Company Stock shall revert back to Sellers on the earlier of the date (i) of any such termination; (ii) on March 15, 2022 in the event the acceptance of the Vessel does not occur as set forth in the Windy Purchase Agreement; or (iii) on April 15, 2022 in the event the Closing of the Windy Purchase Agreement occur as set forth in the Windy Purchase Agreement (a “Company Stock Reversion Event”). Upon the occurrence of a Company Stock Reversion Event, Sellers will become the shareholders of the Company with no further action by the Parties and no consideration to be paid by Sellers. Buyer shall cooperate in the transition to Sellers of the Company and all assets thereof, including all charter documents, books and records and financial information.

ARTICLE VII

CLAIM DISPUTE PROCEDURES – MEDIATION AND ARBITRATION

The Parties agree that in the event of a dispute, controversy or claim arising from or related to this Agreement or any breach or threatened breach thereof (a “Claim”), including but not limited to the interpretation thereof, or its breach or existence, shall be heard pursuant to the mediation and arbitration procedures as set forth in Addendum B attached hereto and incorporated herein by this reference.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 8.2 Schedules; Exhibits; Integration. Each addendum, schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such addendums, schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

Section 8.3 Governing Law. Subject to Article VI herein regarding Arbitration, this Agreement shall be governed, construed, and interpreted in accordance with the laws of the State of Illinois without regard to the choice of law principles thereof. Subject to Article VI hereof, (i) the Parties consent to the exclusive jurisdiction of the federal and state courts of the City of Chicago, Cook County, Illinois.

Section 8.4 WAIVER OF JURY TRIAL. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION ARISING FROM OR RELATED TO THIS AGREEMENT.

Section 8.5 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable.

Section 8.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 8.7 Counterparts. This Agreement may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. Electronic signatures will be treated for all purposes of this Agreement as original signatures and will be deemed valid, binding and enforceable by and against the Parties.

Section 8.8 Publicity and Reports. Neither Party shall issue any press release, public statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other Party except as required by applicable law and then only after providing as much advance notice to the other such Party as practicable and cooperating with the other Party with respect to any confidential treatment request or similar procedure.

Section 8.9 Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each Party and such Party’s respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.11 Notices. All notices, consents, requests, demands and other communications required or permitted hereunder shall be in writing and shall be sent by messenger, certified or registered U.S. mail, or a nationally recognized overnight delivery service charges prepaid as applicable, to the address set forth in the preamble and will be deemed to have been given on the date of receipt or refusal by the addressee.

Section 8.12 Expenses and Attorneys’ Fees. Each Party shall be responsible for its own expenses and attorneys’ fees incurred in negotiating, executing, preparing and delivering this Agreement, including but not limited to all legal, accounting and financial advisor fees. In the event of a Claim hereunder, the prevailing Party shall be entitled to all reasonable attorney’s fees and expenses.

Section 8.13 Specific Performance. The Parties each acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement and the Windy Vessel Transaction Documents, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, this Stock Sale and Purchase Agreement has been signed by the Parties hereto as of the date first above written.

Buyer:

Ham and Cheese Events, LLC,
a Texas limited liability company

/s/ Scott Stawski
Scott Stawski,
Member

/s/ Hope Stawski
Hope Stawski,
Managing Member

SELLERS:

/s/ Karen M. Randall
Karen M. Randall, individually

/s/ Bruce Randall
Bruce Randall, individually

ADDENDUM A

1.	Navy Pier contract

2.	TripAdvisor listing on website

3.	All standard operating procedure manuals

4.	Historical accounting information

5.	Bank account information

6.	Marketing agreements

7.	Other documentation, social media, websites and passwords as necessary for the continued operation of the Company

8.	25,000 Security Deposit tendered by Windy of Chicago Ltd. held by Navy Pier

9.	All office equipment, supplies, and appliances contained in the box office (“Ticket Booth”)

10.	All intellectual property for the programs conducted on the Vessel Windy, including educational programs and storytelling performance

11.	Assignment of the License Agreement currently in place through 2022 with Navy Pier Inc.

12.	The Website tallshipwindy.com

13.	The checking account for Windy of Chicago LTD at JP Morgan Chase Bank, including any monetary distribution from a SBA EIDL facility received into that account.

ADDENDUM B

CLAIM DISPUTE PROCEDURES

The Parties agree that a Claim shall proceed as follows:

1. In the event of a Claim that involves this Agreement and one or more of the Windy Vessel Purchase Agreements, the Parties agree to proceeds as follows:

A. MEDIATION. Any Claim shall first be referred to mediation.

1.	Within fifteen (15) days after receipt of a notice to mediate a Claim, the Parties agree to appoint a mediator. The Parties shall contact a regional marine mediator. If the Parties are unable to agree on a mediator, then Buyer and Sellers agree to use the first available mediator identified on the rolls of the Trial Court for the County of Cook, City of Chicago, State of Illinois.

2.	The mediation shall be conducted in accordance with the Rules for Mediation of the Society of Maritime Arbitrators, Inc., hereinafter “RMSMA”, and shall be held in the City of Chicago, State of Illinois.

3.	The cost of mediation process will be equally shared by the Parties for such Claim.

B. ARBITRATION. Any dispute, controversy or claim relating to this Agreement and one or more of the Windy Vessel Purchase Agreements which has not been resolved by mediation as provided in the foregoing Paragraph 1A above, within sixty (60) calendar days of the initiation of such procedure, shall be referred to arbitration, which shall be the sole and exclusive forum for resolution and settlement of any Claim.

1.	Such Claim shall be referred to arbitration, which shall be the sole and exclusive forum for resolution and settlement of the Claim.

2.	The arbitration shall be conducted in accordance with the Maritime Arbitration Rules of the Society of Maritime Arbitrators, Inc., hereinafter “RASMA”, as amended by this Agreement, then in force and shall be held in the City of Chicago, State of Illinois.

3.	Any award of the arbitral authority shall be final and binding upon the Buyer and Sellers with respect to all Claims, and the Buyer and Sellers shall comply with the said award. The arbitral authority shall in its award, fix and apportion the costs of arbitration with the prevailing Party shall be entitled to all attorney’s fees and costs. The award of the arbitral authority may be enforced by any court having jurisdiction over the Party against which the award had been rendered.

4.	The Buyer and Sellers agree that the issuance of an award by the arbitral authority shall be a condition precedent to the right of either Party to institute any legal action or proceeding in any court on a matter relating to this Agreement.

5.	The Buyer and Sellers further understand and agree that arbitration shall be the sole and exclusive forum for resolving any Claim relating to this Agreement and one or more of the Windy Vessel Purchase Agreements that has not been resolved by mediation, and that neither Party shall resort to any court except to compel arbitration, refer questions of law, or to confirm, vacate or modify any such award.

2. In the event of a Claim that involves only this Agreement and not one or more of the Windy Vessel Purchase Agreements, the Parties agree to proceeds as follows: any Claims shall be resolved by binding arbitration in Chicago, Illinois, which arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rule and Procedures then in effect, subject to the modifications in this Section. Any judgment on the awards granted by the arbitrators may be entered in a court having competent jurisdiction thereon. Any such arbitration will be held before a panel of three (3) arbitrators. Unless otherwise agreed by the Parties in writing, the arbitrators will only permit limited discovery, specifically, discovery will be limited to document discovery completed within thirty (30) days after the arbitrators issue the scheduling order; no deposition discovery will be permitted, and no forensic examination of electronic records will be permitted. The Parties may agree to waive the arbitration hearing, and have the arbitrators decide the controversy or claim summarily based upon written pleadings and sworn statements. If the Parties agree to waive the arbitration hearing, such agreement will be in writing. Unless otherwise agreed by the Parties in writing, any final arbitration hearing will occur within ninety (90) days of submitting Party’s submission of the demand for arbitration, and unless the Parties agree otherwise in writing, the hearing will not exceed three (3) days. The arbitrators will issue any ruling within fourteen (14) days following the hearing. The arbitrators will be jointly chosen from JAMS knowledgeable commercial contracts, and if the Parties cannot agree within fourteen (14) days after the arbitration is requested, the arbitrators will be chosen by JAMS, according to its rules.